EXHIBIT 23.8

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of The Interpublic Group of Companies, Inc. (the "Company") of our report dated February 25, 2000, with respect to the consolidated financial statements of NFO Worldwide, Inc. and subsidiaries for the year ended December 31, 1999, which appears in the Report on Form 10-K of the Company filed on April 1, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement.





/s/ Arthur Andersen LLP
New York, New York
April 3, 2002